Exhibit 99.(2)(l)(1)

August 26, 2014

John Hancock Tax-Advantaged Global Shareholder Yield Fund

601 Congress Street

Boston, Massachusetts 02210

Ladies and Gentlemen:

We have acted as counsel to John Hancock Tax-Advantaged Global Shareholder Yield Fund, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 5 to the Fund's Registration Statement on Form N-2 (File Nos. 333-181288 and 811-22056) (the “Post-Effective Amendment”), for the registration of 600,000 common shares of beneficial interest of the Fund, no par value per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Declaration of Trust of the Fund, as amended, and Bylaws of the Fund, as amended, and the actions of the Board of Trustees of the Fund that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Fund. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the Commonwealth of Massachusetts that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Fund and, when issued and delivered against payment therefore as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable. In this regard, however, we note that the Fund is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Fund.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Yours truly,

/S/ K&L GATES LLP